Exhibit 99.1

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                                                   ASPEN EXPLORATION CORPORATION
                                                    2050 S. Oneida St., Ste. 208
                                                          Denver, CO  80224-2426
                                                     Telephone:  (303)  639-9860
                                                           Fax:  (303)  639-9863
                                                       Email:  aecorp2@qwest.net
                                             Web Site:  www.aspenexploration.com

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                                  NEWS RELEASE
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             ASPEN EXPLORATION UPDATES ACTIVITIES / FY 2003 EARNINGS

FOR IMMEDIATE RELEASE:

DENVER, COLORADO, September 29, 2003. Aspen Exploration Corporation (OTCBB:
ASPN), with offices in Bakersfield, California, and Denver, Colorado, has announced increased revenues related to oil and gas operations in California for the fiscal year ended June 30, 2003. On revenues of $1,324,000 and a net profit of $58,000, Aspen reported earnings per share of $0.01 based on 6.1 million shares outstanding. This compares with a loss of $0.02 per diluted share for the previous fiscal year. Gross revenues increased 52% for FY 2003 as a result of an increase in production volumes from recent gas discoveries and higher prevailing prices for natural gas. Considering the recent gas discoveries and favorable gas prices, which currently exceed $4.50 per MCF, Aspen expects positive earnings for the current fiscal year.

During the last 3 fiscal years ended June 30, 2003, Aspen participated in the drilling of 13 operated wells, 12 of which were completed as gas wells and 1 dry hole which was plugged and abandoned, a success rate of 92%. Exploration and development activities are continuing in the Sacramento basin. Aspen will be commencing the drilling of 2 new wells in October 2003 in addition to the acquisition of a 12 square mile 3-D seismic survey. The 2 new wells are both located in the Kirk-Buckeye field area of Colusa County, California and will target multiple intervals in the Forbes formations at depths ranging from 7,500 feet to 9,400 feet. During the last few years, Aspen has drilled 4 gas wells out of 4 attempts in this field. As a result of these previous operations, Aspen currently has a pipeline infrastructure and metering stations which will facilitate rapid pipeline connections and commencement of gas sales.

The 12 square mile 3-D seismic acquisition program is located in the West Grimes Field, Colusa County, California, approximately 100 miles northeast of Sacramento. Aspen recently acquired nine shut-in gas wells in this area. When tested, nine proven productive and one tested gas at sub-commercial rates and was plugged and abandoned. The nine productive wells have been equipped and hooked up via 5 miles of newly constructed pipeline facilities. Gas sales from these wells commenced in late March and are currently 800 MCFPD. Several of these wells have additional gas potential in behind-pipe zones, which have not yet been perforated. Aspen has also acquired in excess of 5,000 acres in this area which includes highly prospective lands for additional exploratory and development drilling. Numerous wells in this immediate area have produced at very prolific flow rates (4,000 MCFPD) and have yielded excellent per well reserves (3 to 4 BCF per well). Quality targets will be identified via the 3-D seismic and prepared for the 2004 drilling season.

Aspen's increased cash flow coupled with the present inventory of prime drilling acreage provide a sound basis for Aspen's continued growth as a profitable and successful energy producer. Future news releases will keep shareholders informed of Aspen's continuing progress and drilling activity.

Aspen's stock is quoted on the OTC Bulletin Board under the symbol ASPN. For more information concerning oil and gas operations contact Bob Cohan, President and CEO, in Aspen's Bakersfield office at (661) 831-4669. Aspen's web page can be found at www.aspenexploration.com.



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                                   DISCLAIMER

This news release contains information that is "forward-looking" in that it describes events and conditions which Aspen Exploration Corporation ("Aspen") reasonably expects to occur in the future. Expectations for the future performance of the business of Aspen are dependent upon a number of factors, and there can be no assurance that Aspen will achieve the results as contemplated herein and there can be no assurance that Aspen will be able to conduct its operations or production from its properties will continue as contemplated herein. Certain statements contained in this report using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks which are beyond the Company's ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to: the possibility that the described operations (including any proposed exploration or development drilling) will not be completed on economic terms, if at all, or the estimates of reserves may not be accurate. The exploration for, and development and production of, oil and gas are an enterprises attendant with high risk, including the risk of fluctuating prices for oil and natural gas, imports of petroleum products from other countries, the risks of not encountering adequate resources despite expending large sums of money, and the risk that test results and reserve estimates may not be accurate, notwithstanding appropriate precautions. Many of these risks are described herein and in Aspen's annual report on Form 10-KSB, and it is important that each person reviewing this report understand the significant risks attendant to the operations of Aspen. Aspen disclaims any obligation to update any forward-looking statement made herein.